Exhibit 10.4

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”), dated as of February 14, 2020 (the “Effective Time”), is entered into by and among Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“BCP” or “Atlas Seller”). Each of the Company and BCP may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 4 of this Agreement.

RECITALS

WHEREAS, pursuant to that certain Unit Purchase Agreement, dated as of August 12, 2019 (as amended, the “Purchase Agreement”), by and among the Company, Atlas TC Holdings LLC, Atlas TC Buyer LLC, Atlas Seller, and Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), the Atlas Seller received shares of the Company’s Class B Common Stock; and

WHEREAS, in connection with the Purchase Agreement, the Parties wish to set forth their understandings with respect to certain director nomination rights of the Company following the Effective Time.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event (as defined below) shall have occurred, BCP shall have the right to designate such number of persons to be appointed or nominated, as the case may be (including any successor, each, a “Nominee”), for election to the board of directors of the Company (the “Board”) as provided in Section 1(c) in connection with the annual or special meeting of stockholders of the Company, as the case may be, in which members of the Board are to be elected (each, a “Meeting”), by giving written notice to the Company not later than ten days after receiving notice of the date of such Meeting provided to BCP; provided, however, that the initial Board shall be elected or appointed as set forth in Section 1(b).

(b) The Company shall take all necessary actions within its control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time: (i) the size of the Board shall be set at nine members; and (ii) the following persons, including the five BCP Directors (Brian Ferraioli, R. Foster Duncan, Jeff Jenkins, George P. Bevan and Leonard Lemoine), shall form the composition of the Board to be either elected by the Company’s stockholders at the Meeting held to approve the business combination transactions or appointed to the Board as of the Effective Time: (A) L. Joe Boyer, Joe Reece and Brian Ferraioli shall be Class I Directors with terms ending at the Company’s 2020 Annual Meeting; (B) R. Foster Duncan, Jeff Jenkins and Daniel G. Weiss shall be Class II Directors with terms ending at the Company’s 2021 Annual Meeting; and (C) George P. Bevan, Leonard Lemoine and Stephen M. Kadenacy shall be Class III Directors with terms ending at the Company’s 2022 Annual Meeting.

(c) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders and recommending, supporting and soliciting proxies), so that:

(i) for so long as BCP (together with its Affiliates) Beneficially Owns shares of Common Stock representing at least 50% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors, BCP shall have the right to nominate at least a majority of all directors of the Board;

(ii) for so long as BCP (together with its Affiliates) Beneficially Owns shares of Common Stock representing less than 50% and equal to or greater than 35% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors, BCP shall have the right to nominate a number of Nominees equal to three (less the number of BCP Directors who are not up for election);

(iii) for so long as BCP (together with its Affiliates) Beneficially Owns shares of Common Stock representing less than 35% and equal to or greater than 15% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors, BCP shall have the right to nominate a number of Nominees equal to two (less the number of BCP Directors who are not up for election);

(iv) for so long as BCP (together with its Affiliates) Beneficially Owns shares of Common Stock representing less than 15% and equal to or greater than five percent of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors, BCP shall have the right to nominate a number of Nominees equal to one (less the number of BCP Directors who are not up for election); and

(v) the Board shall include the then sitting Chief Executive Officer of the Company as a Director.

provided, however, that, if at any time the number of shares of Common Stock that BCP (together with its Affiliates) Beneficially Owns is reduced to a percentage of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors that would entitle BCP to nominate a lesser number of Nominees than the number of Directors serving on the Board at such time that were BCP Nominees, BCP shall identify such excess Director or Directors who are BCP Directors and who shall be required to immediately offer their resignation from the Board for consideration by the Board (acting without any of the BCP Nominees then on the Board).

(d) During the time that BCP shall have the right to nominate a number of Nominees that is equal to two or three pursuant to Sections 1(c)(iii) or (c)(ii), respectively, the Company shall, in connection with the nomination of such second or third Nominee, as the case may be, set the size of the Board to seven or eight, respectively; provided, however, that if at any time BCP no longer Beneficially Owns shares of Common Stock representing equal to or greater than 35% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as required under Section 1(c)(ii) but does Beneficially Own shares of Common Stock representing equal to or greater than 15% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as required under Section 1(c)(iii), the size of the Board shall be reduced by one director such that the size of the Board is set at seven members. During the time that BCP shall have the right to nominate a majority of all the directors of the Board pursuant to Section 1(c)(i), the Company shall increase the size of the Board to the minimum number necessary to permit the nomination of such number of Nominees as will constitute a majority of the Board; provided, however, that if at any time BCP no longer Beneficially Owns shares of Common Stock representing at least 50% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as required under Section 1(c)(i), the Company shall set the size of the Board to seven or eight in accordance with Sections 1(c)(iii) or (c)(ii), as applicable at such time; provided further that any vacancy on the Board as a result of the resignation of any BCP Director required hereunder as a result of a decrease in ownership shall be filled by an independent Director who (a) is not affiliated with BCP or any other Director of the Board, (b) has been nominated by the nominating committee of the Board and (c) has been approved by a majority of the directors of the Board (after giving effect to the resignation of such BCP Director(s)) acting without the Chief Executive Officer in his capacity as a director of the Board. If the first four such candidates presented are not approved by such a majority of the directors of the Board, then such vacancy shall be filled by an independent Director who (x) is not affiliated with BCP or any other Director of the Board, (y) has been nominated by the nominating committee of the Board and (z) has been approved by a majority of the directors of the Board (after giving effect to the resignation of such BCP Director(s)). For the avoidance of doubt, no member of the Board that is not a Nominee of BCP shall be required to resign from the Board to permit the nomination or election of a Nominee of BCP. Notwithstanding the foregoing, if the Board does not accept the resignation of a BCP Nominee who is a BCP Director tendered in accordance with Section 1(c), the size of the Board shall not be reduced. The size of the Board shall not be increased after the date hereof without the consent of (i) BCP, so long as BCP maintains the right to nominate at least a majority of all directors of the Board pursuant to this Agreement, and (ii) the majority of the directors of the Board acting without any of the BCP Directors then on the Board.

(e) The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of members of the Board.

(f) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a BCP Director or for any other reason, BCP shall be entitled to designate such person’s successor, and the Company shall, within ten days of such designation, take all necessary actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the Director whom such designee replaces. Notwithstanding anything to the contrary, the director position for such BCP Director shall not be filled pending such designation and appointment, unless BCP fails to designate such replacement for more than 15 days, after which the Company may appoint an interim successor Director (an “Interim Director”) until BCP makes such designation. With respect to any Interim Director appointed pursuant to this Section 1(f), as a condition to such Interim Director’s appointment to the Board, the Company shall cause such Interim Director to deliver to the Company an irrevocable resignation letter pursuant to which such Interim Director shall resign from the Board and all applicable committees thereof effective within 10 days upon the designation of a BCP Director to replace such Interim Director at any time following the date of such Interim Director’s appointment to the Board.

(g) If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, BCP shall be entitled to designate promptly another Nominee and the Company shall take all necessary actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless BCP fails to designate such Nominee for more than 15 days, after which the Company may appoint an Interim Director who may serve as a director if duly elected until BCP makes such designation. With respect to any Interim Director appointed pursuant to this Section 1(g), as a condition to such Interim Director’s appointment to the Board, the Company shall cause such Interim Director to deliver to the Company an irrevocable resignation letter pursuant to which such Interim Director shall resign from the Board and all applicable committees thereof effective within 10 days upon the designation of a BCP Director to replace such Interim Director at any time following the date of such Interim Director’s appointment to the Board.

(h) BCP Directors that are not employees or affiliates of BCP shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards. In addition, the Company shall pay the reasonable, documented out-of-pocket expenses incurred by each BCP Director in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(i) In accordance with the Company’s Organizational Documents, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. The Company shall notify BCP in writing of any new committee of the Board to be established at least 15 days prior to the effective establishment of such committee. If requested by BCP, the Company shall take all necessary steps within its control to cause at least one BCP Director (selected by BCP) to be appointed as a member of each committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed (subject in each case to any applicable exceptions).

(j) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Directors; provided, that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six years from any such event in respect of any act or omission occurring at or prior to such event.

(k) For so long as any BCP Director serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, including but not limited to any such rights to indemnification or exculpation in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights, in the aggregate and on an individual basis, on a retroactive basis, than permitted prior thereto).

(l) Notwithstanding anything herein to the contrary, if BCP has the right to designate one or more Nominees and either has not exercised such right or such Nominee has not been elected as a BCP Director (in each case, such that there are no BCP Directors on the Board), then BCP may elect at such time in its sole discretion to designate one Board observer (regardless of how many rights to designate Nominees BCP may have) (the “Board Observer”) to attend and participate in all meetings of the Board or any committees thereof in a non-voting capacity by the giving of written notice to the Company of such election (“Observation Election”). In connection therewith, the Company shall simultaneously give such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board; provided, however, that if the Board Observer does not, upon the written request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons. BCP may revoke any such Observation Election at any time upon written notice to the Company after which BCP shall be entitled to designate a replacement Board Observer; provided, further, that the Board Observer shall not share any such information if the Company informs the Board Observer that such sharing could be reasonably expected to compromise or otherwise adversely affect the Company’s and/or its affiliates’ ability to assert any attorney-client privilege or similar rights.

(m) The Company acknowledges and agrees that the BCP Directors may share any information concerning the Company and its subsidiaries received by them, from or on behalf of the Company or its designated representatives, with BCP and its designated representatives; provided, however, that BCP and its designated representatives shall be required to execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons; provided, further, that the BCP Directors shall not share any such information if the Company informs the BCP Directors that such sharing could be reasonably expected to compromise or otherwise adversely affect the Company’s and/or its affiliates’ ability to assert any attorney-client privilege or similar rights.

(n) At least 50% of the Nominees must qualify at all times as “independent” pursuant to the applicable listing standards of the Approved Stock Exchange and the U.S. Securities and Exchange Commission.

(o) If the Chief Executive Officer of the Company is serving as a Director and shall cease to be the Chief Executive Officer of the Company for any reason, the Company shall take all actions necessary to remove such Director from the Board as soon as reasonably practicable.

(p) For the avoidance of doubt, a reduction in the percentage of Common Stock Beneficially Owned by BCP and its Affiliates that occurs following a vacancy resulting from a Nominee who is a BCP Director ceasing to serve as a Director for any reason shall not impact BCP’s right to fill such vacancy. In addition, BCP shall not be obligated to designate all (or any) of the directors it is entitled to designate pursuant to this Agreement and the failure to do so shall not constitute a waiver of its rights hereunder.

Section 2. Actions Requiring Special Approval. Without the prior approval of BCP, from and after the Effective Time and at any time prior to a Termination Event, the Company shall not take or omit to take, as applicable, or agree to take or omit to take, as applicable, directly or indirectly, any action to increase or decrease the size of the Board other than as provided in Section 1 hereof or to make a change to the classes on which the Directors serve.

Section 3. Restrictions on Transfer of Common Stock.

(a) Other than in connection with the Purchase Agreement and the transactions contemplated thereby or in accordance with Section 3(c), the members of the management team of Atlas Intermediate shall not Transfer shares of Common Stock or warrants to purchase shares of Common Stock Beneficially Owned or otherwise held by them prior to the termination of the Initial Lock Up Period. The period during which the Transfer of Common Stock or warrants to purchase shares of Common Stock shall be restricted in accordance with this Section 3(a) shall be referred to as the “Lock Up Period.”

(b) BCP and the Company acknowledge and agree that, notwithstanding anything to the contrary herein, the shares of Common Stock and warrants to purchase shares of Common Stock, in each case, held or Beneficially Owned by BCP shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

(c) Notwithstanding anything to the contrary in this Section 3, Transfers of shares of Common Stock or warrants to purchase shares of Common Stock are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this Section 3 as if they were the original holders of such shares and (B) promptly Transfer such shares back to the transferor if they cease to be a Permitted Transferee for any reason prior to the date such shares become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

(d) The restrictions on Transfer set forth in Section 3 shall automatically terminate upon the occurrence of a Change of Control during the Lock Up Period.

Section 4. Definitions.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Meeting” means any meeting of the stockholders of the Company held for the purpose of electing the Directors of the Company.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange or any other national securities exchange on which any of the Common Stock of the Company is listed.

“Atlas Seller” has the meaning set forth in the preamble.

“Atlas Intermediate” has the meaning set forth in the preamble.

“BCP” has the meaning set forth in the preamble.

“BCP Director” means an individual elected or appointed to the Board that has been nominated or designated by BCP pursuant to this Agreement.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in Section 1(a).

“Board Observer” has the meaning set forth in Section 1(l).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Change of Control” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Class I Director” has the meaning set forth in the Organizational Documents of the Company.

“Class II Director” has the meaning set forth in the Organizational Documents of the Company.

“Class III Director” has the meaning set forth in the Organizational Documents of the Company.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $0.0001 per share, of the Company.

“Common Stock” shall mean the shares of Class A Common Stock and Class B Common Stock.

“Common Stock Price” shall have the meaning set forth in the Purchase Agreement.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning set forth in the preamble.

“Initial Lock Up Period” means the period commencing on the Effective Time and ending on the date that is six months following the Effective Time.

“Law” has the meaning ascribed to it in the Purchase Agreement.

“Lock Up Period” has the meaning set forth in Section 3(a).

“Nominee” has the meaning set forth in Section 1(a).

“Observation Election” has the meaning set forth in Section 1(l).

“Organizational Documents” means the Company’s certificate of incorporation and bylaws, as in effect at the Effective Time, as the same may be amended from time to time.

“Party” has the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Proceeding” has the meaning ascribed to it in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the recitals.

“Termination Event” has the meaning set forth in Section 18.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of Law) of Common Stock. “Transferable” and “Transferee” shall each have a correlative meaning.

Section 5. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of BCP. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 6. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 7. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to the Company:

Atlas Technical Consultants, Inc.
13215 Bee Cave Parkway
Bldg. B, Suite 230
Austin, Texas 78738
	Attention:	L. Joseph Boyer
	Email:	joe.boyer@atlastechnical.us

with a copy (which shall not constitute notice) to:

Winston & Strawn
200 Park Avenue
New York, NY 10166-4193
	Attention:	Joel Rubinstein
Jason Osborn
	Fax:	(212) 294-5336
	Email:	jrubinstein@winston.com
josborn@winston.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
	Attention:	William J. Benitez, P.C.
Julian J. Seiguer, P.C.
	Fax:	(713) 836-3601
	Email:	wbenitez@kirkland.com
julian.seiguer@kirkland.com

(b)	If to the Atlas Holders or BCP:

Atlas Technical Consultants Holdings LP
13215 Bee Cave Parkway
Bldg. B, Suite 230
Austin, Texas 78738
	Attention:	L. Joseph Boyer
	Email:	joe.boyer@atlastechnical.us

with a copy (which shall not constitute notice) to:

c/o Bernhard Capital Partners
400 Convention St., Suite 1010
Baton Rouge, Louisiana 70802
Attention: Mark Spender
Christopher Dillon
Lucie Kantrow
Fax: (225) 454-6957
	Email:	mark@bernhardcapital.com
chris@bernhardcapital.com
lucie@bernhardcapital.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:	William J. Benitez, P.C.
Julian J. Seiguer, P.C.
Fax:	(713) 836-3601
Email:	wbenitez@kirkland.com
julian.seiguer@kirkland.com

Section 8. Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 9. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 10. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 11. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 12. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 13. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 14. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15. Entire Agreement. This Agreement, together with the Purchase Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the transactions contemplated by the Purchase Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Section 16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 17. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 18. Termination. Notwithstanding anything to the contrary contained herein, if BCP (together with its Affiliates and permitted assignees) ceases to Beneficially Own or otherwise directly or indirectly hold shares of Common Stock representing at least five (5%) of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors (“Termination Event”), then this Agreement shall expire and terminate automatically; provided, however, that Sections 1(h), (j), (k) and (l), Sections 3 through 10, Sections 13 through 17, this Section 18 and Section 19 shall survive the termination of this Agreement.

Section 19. Enforcement. Each of the Parties covenant and agree that the disinterested Directors of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Company:

ATLAS TECHNICAL CONSULTANTS, INC.

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

Signature Page to Director Nomination Agreement

BCP:

ATLAS TECHNICAL CONSULTANTS HOLDINGS LP

By:	Atlas Technical Consultants Holdings GP LLC
Its:	General Partner

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

Signature Page to Director Nomination Agreement